Exhibit 99.1

Orion Lighting Provided Additional 180 days—until Nov. 26, 2018—to Regain

Compliance with Nasdaq $1.00 Minimum Bid Price Rule

MANITOWOC, WI—May 30, 2018—Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of enterprise-grade LED lighting and energy project solutions, announced today that The Nasdaq Stock Market LLC notified Orion that it has been granted an additional 180-day grace period, or until November 26, 2018, to regain compliance with Nasdaq’s $1.00 Minimum Bid Price Rule.

Nasdaq’s determination was based on Orion having met all other applicable listing requirements, except the Bid Price Rule, combined with the Company’s intention to seek shareholder approval to effect a reverse stock split if required to meet the Nasdaq Minimum Bid Price Rule.

If at any time during the remaining compliance period, the closing bid price of Orion’s common stock is at least $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide Orion with a written confirmation of compliance, the matter will be closed and Orion will not seek to implement a reverse stock split.

Orion CEO, Mike Altschaefl, added, “In my recently completed first year as CEO, we focused Orion on a strategy of reducing our cost structure to fit the current size of our company while also working to develop new revenue opportunities via national accounts and our agent driven distribution strategy. While our efforts have taken longer than expected, they are progressing and provide optimism in our ability to meaningfully improve our fiscal 2019 performance, which progress should support our share price and regaining compliance with the Nasdaq Minimum Bid Price Rule.

“While we believe there is a realistic potential to regain Nasdaq compliance solely through improved business performance over the next six months, to protect our Nasdaq listing status, we are pursuing a back-up plan involving a potential reverse stock split. We would only execute a reverse stock split if it were approved by shareholders and offered the only certain path to regaining compliance.”

About Orion Energy Systems

Orion is a provider of enterprise-grade LED lighting and energy project solutions. Orion manufactures and markets connected lighting systems encompassing LED solid-state lighting and smart controls. Orion systems incorporate patented design elements that deliver significant energy, efficiency, optical and thermal performance that drive financial, environmental, and work-space benefits for a wide variety of customers, including nearly 40% of the Fortune 500.

Safe Harbor Statement

Certain matters discussed in this press release, are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue growth, gross margin, and EBITDA objectives in fiscal 2018 and beyond; (ii) our ability to achieve profitability and positive cash flows; (iii) our levels of cash and our limited borrowing capacity under our revolving line of credit; (iv) the availability of additional debt financing and/or equity capital; (v) our increasing emphasis on selling more of our products through third party distributors and sales agents, including our ability to attract and retain effective third party distributors and sales agents to execute our sales model; (vi) our ability to develop and participate in new product and technology offerings or applications in a cost effective and timely manner; (vii) our ability to manage the ongoing decreases in the average selling prices of our products as a result of competitive pressures in the evolving LED market; (viii) our ability to manage our inventory and avoid inventory obsolescence in a rapidly evolving LED market; (ix) our lack of major sources of recurring revenue and the potential consequences of the loss of one or more key customers or suppliers, including key contacts at such customers; (x) our ability to adapt to increasing convergence in the LED market; (xi) our ability to differentiate our products in a highly competitive market; (xii) the deterioration of market conditions, including our dependence on customers’ capital budgets for sales of products and services; (xiii) our ability to complete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (xiv) our increasing reliance on third parties for the manufacture and development of products and product components; (xv) our ability to successfully implement our strategy of focusing mainly on lighting solutions using LED technologies; (xvi) the market acceptance of our products and services; (xvii) our ability to realize expected cost savings on the timetable and amounts expected from our cost reduction initiatives; (xviii) adverse developments with respect to litigation and other legal matters pursuant to which we are subject, (xix) our failure to comply with the covenants in our revolving credit agreement; (xx) our fluctuating quarterly results of operations as we focus on new LED technologies and continue to focus investing in our third party distribution sales channel; (xxi) our ability to recruit, hire and retain talented individuals in all disciplines of our company; (xxii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xxiii) our ability to defend our patent portfolio; (xxiv) a reduction in the price of electricity; (xxv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xxvi) potential warranty claims in excess of our reserve estimates; (xxvii) our inability to timely and effectively remediate any material weaknesses in our internal control of financial reporting and/or our failure to maintain an effective system of internal control over financial reporting and (xxviii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com/ in the Investor Relations section of our Website.

###

Investor Relations Contacts
Bill Hull, CFO	William Jones; Tanya Kamatu
Orion Energy Systems, Inc.	Catalyst IR
(312) 660-3575	(212) 924-9800 or oesx@catalyst-ir.com

2